CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated December 28, 2020, for the Pacer Funds Trust, which includes the Pacer American Energy Independence ETF, Pacer Salt High truBeta™ US Market ETF and Pacer Salt Low truBeta™ US Market ETF (collectively the “Funds”), and to all references to our firm included in or made a part of this Post Effective Amendment No. 72 under the Securities Act of 1933 and Post-Effective Amendment No. 74 under the Investment Company Act of 1940 to Pacer Funds Trust Registration Statement on Form N-1A (File Nos. 333-201530 and 811-23024), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

                            /s/ Sanville & Company

Abington, Pennsylvania
February 19, 2021